Exhibit 4.62

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

STOCK AWARD AGREEMENT

THIS STOCK AWARD AGREEMENT (the “Agreement”), dated as of the 24th day of March, 2015, governs the awards (collectively, the “Stock Awards”) of restricted shares of the Company’s Class A common stock (the “Class A Common Stock”) granted by Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”), to Romano Tio (the “Participant”), in accordance with and subject to the provisions of the Company’s 2014 Equity Incentive Plan for Individuals (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1.           Grants of Stock Awards. In accordance with the Plan, and effective as of March 24, 2015 (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, the following:

(a)          A Stock Award for the fiscal year ended December 31, 2014 (the “2014 Stock Award”) of 2,500 restricted shares of Class A Common Stock (the “2014 Restricted Stock”); and

(b)          A Stock Award for the fiscal year ending December 31, 2015 (the “2015 Stock Award”) of 2,500 restricted shares of Class A Common Stock (the “2015 Restricted Stock”).

2.           Vesting.

(a)          Continued Service: 2014 Restricted Stock. The Participant’s interest in the 2014 Restricted Stock shall become vested and nonforfeitable to the extent provided in this Section 2(a), and further to the extent provided in Section 2(c) and Section 2(d) hereof.

(i)          The Participant’s interest in the number of whole shares of Class A Common Stock that most nearly equals (but does not exceed) 834 shares of the 2014 Restricted Stock shall become vested and nonforfeitable on the Date of Grant.

(ii)         The Participant’s interest in an additional number of shares of Class A Common Stock that most nearly equals (but does not exceed) 833 shares of the 2014 Restricted Stock shall become vested and nonforfeitable on each of the first and second anniversaries, respectively, of the Date of Grant, if the Participant continues to serve as a member of the Company’s Board of Directors (a “Director”) from the Date of Grant until each such date.

(b)          Continued Service: 2015 Restricted Stock. The Participant’s interest in the 2015 Restricted Stock shall become vested and nonforfeitable to the extent provided in this Section 2(b), and further to the extent provided in Section 2(c) and Section 2(d) hereof.

(i)          The Participant’s interest in the number of whole shares of Class A Common Stock that most nearly equals (but does not exceed) 834 shares of the 2015 Restricted Stock shall become vested and nonforfeitable on the first anniversary of the Date of Grant.

(ii)         The Participant’s interest in an additional number of shares of Class A Common Stock that most nearly equals (but does not exceed) 833 shares of the 2015 Restricted Stock shall become vested and nonforfeitable on each of the second and third anniversaries, respectively, of the Date of Grant if the Participant continues to serve as a Director from the Date of Grant until each such date.

(c)          Change in Control. The Participant’s interest in all of the shares of Class A Common Stock covered by each of the 2014 Stock Award and the 2015 Stock Award (if not sooner vested) shall become vested and nonforfeitable on the date of a Change in Control if the Participant continues to serve as a Director from the Date of Grant until such date.

(d)          Death or Disability. The Participant’s interest in all of the shares of Class A Common Stock covered by each of the 2014 Stock Award and the 2015 Stock Award (if not sooner vested) shall become vested and nonforfeitable on the date that the Participant’s service as a Director ends if (i) such service ends on account of the Participant’s death or because of the Participant’s Disability and (ii) the Participant continues to serve as a Director from the Date of Grant until the date such service ends on account of the Participant’s death or Disability.

Except as provided in this Section 2, any shares of Class A Common Stock covered by either the 2014 Stock Award or the 2015 Stock Award that are not vested and nonforfeitable on or before the date that the Participant’s service as a Director ends shall be forfeited on the date that such service terminates.

3.           Transferability. Shares of Class A Common Stock covered by either the 2014 Stock Award or the 2015 Stock Award that have not become vested and nonforfeitable as provided in Section 2 hereof cannot be transferred. Shares of Class A Common Stock covered by either the 2014 Stock Award or the 2015 Stock Award may be transferred, subject to the requirements of applicable securities laws, after they become vested and nonforfeitable as provided in Section 2 hereof.

4.           Shareholder Rights. Until the date that the shares of Class A Common Stock covered by either the 2014 Stock Award or the 2015 Stock Award become vested and nonforfeitable, the Participant shall have all rights of a stockholder with respect to such shares of Class A Common Stock, including the right to receive dividends and vote such shares of Class A Common Stock; provided, however, that during such period, (i) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Class A Common Stock covered by either the 2014 Stock Award or the 2015 Stock Award, (ii) the Company shall retain custody of any certificates representing the shares of Class A Common Stock covered by either the 2014 Stock Award or the 2015 Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to the shares of Class A Common Stock covered by the 2014 Stock Award and the 2015 Stock Award. The limitations set forth in the preceding sentence shall not apply to shares of Class A Common Stock covered by the 2014 Stock Award or the 2015 Stock Award, as applicable, after such shares, in each case, become vested and nonforfeitable as provided in Section 2 hereof. The Participant hereby appoints the Company’s Secretary as the Participant’s attorney in fact, with full power of substitution, with the power to transfer to the Company and cancel any shares of Class A Common Stock covered by the 2014 Stock Award and/or the 2015 Stock Award that are forfeited under Section 2 hereof.

5.           Fractional Share. The Participant may become vested and have a nonforfeitable right under the 2014 Stock Award and/or the 2015 Stock Award only to whole shares of Class A Common Stock. If the terms of the 2014 Stock Award and/or the 2015 Stock Award would entitle the Participant to become vested or have a nonforfeitable right in a fractional share of Class A Common Stock, such fractional share shall be disregarded or forfeited.

6.           No Right to Continued Service. This Agreement and the grant of the 2014 Stock Award and the 2015 Stock Award does not give the Participant any rights with respect to continued service as a Director. This Agreement and the grant of the 2014 Stock Award and the 2015 Stock Award shall not interfere with the right of the Company or a Subsidiary to terminate the Participant’s service as a Director.

7.           Governing Law. This Agreement shall be governed by the laws of the State of New York, except to the extent that New York law would require the application of the laws of another state.

8.           Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

9.           Prospectus. The Participant hereby acknowledges that the Participant has received and fully reviewed a copy of that certain prospectus of the Company dated March 6, 2015, including all supplements and amendments thereto (as supplemented or amended from time to time, the “Prospectus”), pertaining to the Class A Common Stock granted hereby.

10.          Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

11.          Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

COMPANY:	BLUEROCK RESIDENTIAL GROWTH REIT, INC.,
a Maryland corporation

	By:	/s/ Michael L. Konig
	Name:	Michael L. Konig
	Its:	Authorized Signatory

PARTICIPANT:	/s/ Romano Tio
Romano Tio